PRESS RELEASE For immediate release

NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 19, 2022—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and six months ended September 30, 2022.

Total revenue for the second quarter of fiscal 2023 increased 57% to $10.7 million from $6.82 million for the prior-year quarter. The increase was due to a 59% increase in product sales and a 5% increase in contract research and development revenue. Net income for the second quarter of fiscal 2023 increased 67% to $6.09 million, or $1.26 per diluted share, compared to $3.65 million, or $0.75 per share, for the prior-year quarter.

For the first six months of fiscal 2023, total revenue increased 29% to $18.1 million from $14.0 million for the first six months of the prior year. The increase was due to a 29% increase in product sales and a 19% increase in contract research and development revenue. Net income increased 42% to $10.2 million, or $2.12 per diluted share, from $7.23 million, or $1.49 per share, for the first half of fiscal 2022.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 30, 2022 to shareholders of record as of October 31, 2022.

“We are pleased to report record revenue and earnings for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, our dependence on critical suppliers and packaging vendors, and risks related to supply-chain disruptions, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2022 AND 2021 (Unaudited)
	Quarter Ended Sept. 30
	2022	2021
Revenue
Product sales	$10,514,539	$6,630,012
Contract research and development	203,285	193,450
Total revenue	10,717,824	6,823,462
Cost of sales	2,402,781	1,544,134
Gross profit	8,315,043	5,279,328
Expenses
Research and development	669,978	707,997
Selling, general, and administrative	435,625	483,116
Total expenses	1,105,603	1,191,113
Income from operations	7,209,440	4,088,215
Interest income	351,375	294,858
Income before taxes	7,560,815	4,383,073
Provision for income taxes	1,470,442	736,566
Net income	$6,090,373	$3,646,507
Net income per share – basic	$1.26	$0.75
Net income per share – diluted	$1.26	$0.75
Weighted average shares outstanding
Basic	4,830,826	4,833,232
Diluted	4,830,956	4,836,603

	Six Months Ended Sept. 30
	2022	2021
Revenue
Product sales	$17,587,500	$13,583,778
Contract research and development	466,731	392,847
Total revenue	18,054,231	13,976,625
Cost of sales	4,054,628	3,313,715
Gross profit	13,999,603	10,662,910
Expenses
Research and development	1,271,896	1,516,139
Selling, general, and administrative	806,946	949,734
Total expenses	2,078,842	2,465,873
Income from operations	11,920,761	8,197,037
Interest income	634,436	584,578
Income before taxes	12,555,197	8,781,615
Provision for income taxes	2,324,707	1,555,542
Net income	$10,230,490	$7,226,073
Net income per share – basic	$2.12	$1.50
Net income per share – diluted	$2.12	$1.49
Weighted average shares outstanding
Basic	4,830,826	4,833,232
Diluted	4,830,927	4,836,621

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2022
	Sept. 30, 2022	March 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$3,583,539	$10,449,510
Marketable securities, short-term	10,326,647	20,839,683
Accounts receivable, net of allowance for uncollectible accounts of $15,000	5,860,414	4,704,829
Inventories	5,794,849	5,088,635
Prepaid expenses and other assets	600,913	420,520
Total current assets	26,166,362	41,503,177
Fixed assets
Machinery and equipment	9,603,049	9,739,244
Leasehold improvements	1,826,334	1,810,872
	11,429,383	11,550,116
Less accumulated depreciation and amortization	10,990,224	10,943,731
Net fixed assets	439,159	606,385
Deferred tax assets	894,045	483,469
Marketable securities, long-term	39,514,685	24,314,211
Right-of-use asset – operating lease	494,070	560,250
Total assets	$67,508,321	$67,467,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$399,263	$943,535
Accrued payroll and other	2,861,151	1,356,689
Operating lease	157,830	156,121
Total current liabilities	3,418,244	2,456,345
Operating lease	374,941	446,018
Total liabilities	3,793,185	2,902,363

Shareholders’ equity
Common stock	48,308	48,308
Additional paid-in capital	19,303,570	19,256,485
Accumulated other comprehensive income	(1,784,035)	(318,120)
Retained earnings	46,147,293	45,578,456
Total shareholders’ equity	63,715,136	64,565,129
Total liabilities and shareholders’ equity	$67,508,321	$67,467,492